Item 77M (for certain funds as listed below)

Note 8: Acquisition of Putnam RetirementReady 2010 Fund

On November 8, 2010, Putnam Retirement Income Fund Lifestyle 1 issued 932,080, 8,578, 18,510, 5,199, 57,602 and 144,487 class A, class B, class C, class M, class R and class Y shares, respectively, for 990,361, 9,336, 20,437, 5,624, 62,930, and
145,283 class A, class B, class C, class M, class R and class Y shares of Putnam RetirementReady 2010 Fund to acquire that funds net assets in a tax-free exchange. The purpose of the transaction, which was to contemplated by the funds prospectus, was to combine two Putnam funds with substantially similar investment objectives and investment strategies into a single Putnam fund with a larger asset base and therefore potentially lower expenses for fund shareholders. The investment portfolio of Putnam RetirementReady 2010 Fund, with a fair value of $19,025,161 and an identifi ed cost of $18,067,646 at November 5, 2010, was the principal asset acquired by Putnam Retirement Income Fund Lifestyle 1. The net assets of Putnam Retirement Income Fund Lifestyle 1 and Putnam RetirementReady 2010 Fund on November 5, 2010, were $13,900,864 and $19,020,323, respectively. On November 5, 2010, Putnam RetirementReady 2010 Fund had undistributed net investment loss of $5,304, accumulated net realized (loss) of $11,649,678 and unrealized appreciation of $957,515. The aggregate net assets of Putnam Retirement Income Fund Lifestyle 1 immediately following the acquisition were $32,921,187.

Assuming the acquisition had been completed on August 1, 2010, the funds pro forma results of operations for the reporting period are as follows:
Net investment Income $909,517
Net gain on investments $939,533
Net increase in net assets resulting from operations $1,849,050

Because the combined investment portfolios have been managed as a single portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Putnam RetirementReady
2010 Fund that have been included in Putnam Retirement Income Fund Lifestyle 1s statement of operations for the current fi scal period.